Exhibit 5.3

1075 Peachtree Street, N.E.

Suite 2500

Atlanta, GA 30309-2401

(404) 885-1500

fax (404) 892-7056

www.seyfarth.com

January 30, 2015

QAE Acquisition Company, LLC

12851 Foster Street, Suite 205

Overland Park, Kansas 66213

Attention: Corporate Counsel

Re:	5.1 Opinion for Form S-4

Ladies and Gentlemen:

We are acting as special counsel to QAE Acquisition Company, LLC, a Georgia limited liability company ("QAE Acquisition"), in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of up to $300,000,000 in aggregate principal amount of the 5.875% Senior Notes due 2022 (the “Exchange Notes”) of QualityTech, LP, a Delaware limited partnership, and QTS Finance Corporation, a Delaware corporation (collectively, the “Issuers”) in exchange for up to $300,000,000 in aggregate principal amount of the 5.875% Senior Notes due 2022 of the Issuers outstanding as of the date hereof (the “Original Notes”), and the guarantees of the Exchange Notes (the “Guarantees”) to be issued by QAE Acquisition and other guarantors. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture dated as of July 23, 2014, by and among the Issuers, QTS Realty Trust, Inc., a Maryland corporation (“QTS”), Deutsche Bank Trust Company Americas, as trustee, (the “Trustee”), and the guarantors party thereto, as amended by the Supplemental Indenture, dated as of December 22, 2014 (the “Supplemental Indenture”), by and among the Issuers, QTS, the Trustee, and QAE Acquisition and the other guarantors as parties thereto (as amended, the “Indenture”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

The documents listed on Schedule 1 attached hereto and incorporated herein by reference are collectively referred to herein as the "Organizational Documents."

In rendering the opinions hereinafter expressed, we have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of the Supplemental Indenture, the Indenture and the Organizational Documents for QAE Acquisition.

We are delivering this opinion letter to you at the request of QAE Acquisition in connection with the Registration Statement. Capitalized terms used in this opinion letter and otherwise not defined herein shall have the respective meanings indicated in the Registration Statement. We have represented QAE Acquisition on a limited basis in connection with this opinion with respect to the Registration Statement, but we do not regularly represent QAE Acquisition in connection with other matters in which they seek legal advice or representation. Our knowledge of details pertaining to the operations and business affairs of QAE Acquisition is limited, and this opinion is qualified accordingly. We have no responsibility, and have offered no opinion, as to the adequacy of any collateral and we have no responsibility or control over QAE Acquisition or its business or financial condition. We also have not assumed any obligation to effect, or provide any notice concerning, the continuation or lapsing of any financing statements.

In basing the opinions set forth in this opinion on "our knowledge," the words "our knowledge" or similar language, signify that, in the course of our representation of QAE Acquisition in this matter, no facts have come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that the Registration Statement is not accurate and complete. Except as otherwise stated in this opinion, we have undertaken no investigation or verification of such matters. Further, the words "our knowledge" and similar language as used in this opinion are intended to be limited to the actual knowledge of those attorneys at this Firm who have been directly involved in representing QAE Acquisition in connection with the Registration Statement. No inference should be drawn as a result of our limited representation.

As to any fact or circumstance material to this opinion outside our knowledge, we have relied upon the Organizational Documents and on the representations in the Registration Statement, without independent investigation, as to such facts and/or circumstances. In rendering our opinion, we have also examined such certificates of public officials and records and other certificates and instruments as we have deemed necessary for the purposes of the opinion herein expressed. As to various questions of fact material to our opinion, we have relied, without independent investigation, upon a Fact Certificate QAE Acquisition executed by an officer thereof (the "Fact Certificate"). We have undertaken no factual investigation except to examine the Fact Certificate.

We have undertaken no factual investigation except the examination discussed in the prior paragraph.

We have not made any investigation of, and do not express an opinion as to, any matters of title to any property (whether real, personal or mixed).

The opinions expressed in this opinion letter are limited to (i) the laws of the State of Georgia, and (ii) the federal laws of the United States of America. We are not opining on, and we assume no responsibility with respect to the applicability to or effect on any of the matters covered herein of the law of any other jurisdiction.

Based on the foregoing and subject to the assumptions, qualifications, limitations, and exceptions set forth above and below, it is our opinion that:

1.	QAE Acquisition is a limited liability company duly formed and validly existing in good standing as a limited liability company under the laws of the State of Georgia. The statement in the immediately preceding sentence is based solely upon the issuance by the Secretary of State of the State of Georgia of a certificate of status for QAE Acquisition and is limited in meaning to the wording of such certificate.

2.	QAE Acquisition has the limited liability company power to execute and deliver the Supplemental Indenture, to perform its obligations under the Supplemental Indenture, and to own and use the interest in the property owned by it and conduct its business.

3.	Based solely on the Organizational Documents of QAE Acquisition, QAE Acquisition is authorized to execute and deliver the Supplemental Indenture, and QAE Acquisition has duly executed and delivered the Supplemental Indenture.

4.	The execution and delivery by QAE Acquisition of the Supplemental Indenture does not violate its Organizational Documents.

In reaching the opinions set forth above, we have assumed the following:

(1)	The Indenture and the Supplemental Indenture submitted to us is accurate and complete. Each of the Indenture and the Supplemental Indenture is an original and is authentic. Each document that is a copy conforms to an authentic original. All public records reviewed are accurate and complete, and all certificates of public officials have been properly issued and are accurate.

(2)	Other than the Indenture, the Supplemental Indenture, and the Organizational Documents, we have not reviewed any other documents, any other materials or any organizational documents of the parties thereto or any of their members, partners, officers, directors, or shareholders. To the extent any of such other documents, agreements or materials are referred to in, or are necessary for purposes of, the Indenture, the Supplemental Indenture, or the Organizational Documents or are relevant to the opinions set forth herein, we have assumed, without inquiry or investigation, that each (including, without limitation, the Indenture and the Supplemental Indenture) has been duly and properly authorized, executed, delivered, and recorded where necessary, and that each is enforceable in accordance with its terms against all parties, including, without limitation, QAE Acquisition.

(3)	There is nothing contained in documents that we have not examined which would affect our opinion.

We express no opinion as to any of the following:

(a)	Any representations, warranties or facts contained in the Indenture or the Supplemental Indenture or the Organizational Documents, or any other document given or executed in connection with the Indenture or the Supplemental Indenture, having assumed the truth, completeness and accuracy thereof.

(b)	Any financial statements of QAE Acquisition or any financial or statistical data or mathematical calculations or formulae or extraneous references referred to in the Indenture or the Supplemental Indenture or supplied in connection therewith, or contained in any other material which you or we were furnished.

(c)	Other than the Indenture and the Supplemental Indenture, any contract or agreement which may have been executed by, or which may be binding upon QAE Acquisition, or which may bind any of its properties, as well as transactions to which QAE Acquisition may be a party.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion. The opinions expressed in this opinion letter may not be relied upon, in whole or in part, by the Trustee or its successors, or its assigns, for any other purpose or relied upon by any other person, firm or QAE Acquisition for any purpose, without our prior written consent, nor may all or portions of this opinion be used, quoted, circulated, assigned, filed publicly or referred to in any other document without our prior written consent. This opinion letter is given as of the date hereof and we assume no obligation to advise you of any changes which hereafter might occur or come to our attention. No opinion is to be implied or inferred beyond the opinions expressly stated herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Seyfarth Shaw LLP

SEYFARTH SHAW LLP

cc:	Daniel M. McRae, Esq.
Kevin T. Brown, Esq.
Alan L. Kennard, Esq.

Schedule 1

QAE Acquisition Company, LLC

(a)	A Certificate of Organization for QAE Acquisition, filed with the GA Secretary of State on April 10, 2012;

(b)	A Certificate of Existence for QAE Acquisition, dated December 3, 2014, obtained from the GA Secretary of State;

(c)	Limited Liability Company Agreement, dated April 10, 2012;

(d)	Assignment and Assumption Agreement, dated July 16, 2012; and

(e)	Action by Unanimous Written Consent of the Board of Directors of QAE Acquisition, dated December 19, 2014.